Exhibit (a)(1)(E)
OFFER TO PURCHASE FOR CASH
All Shares of
QIAGEN N.V.
at
EUR 39.00 per Share
Pursuant to the Offer Document
published May 18, 2020
by
QUEBEC B.V.
a wholly owned subsidiary of
THERMO FISHER SCIENTIFIC INC.
THE ACCEPTANCE PERIOD COMMENCED ON MAY 18, 2020 AND WILL EXPIRE AT 6:00 P.M. NEW YORK LOCAL TIME, ON JULY 27, 2020, UNLESS THE ACCEPTANCE PERIOD IS EXTENDED OR THE OFFER IS EARLIER TERMINATED.
May 18, 2020
To Our Clients:
Enclosed for your consideration are the Offer Document, dated May 18 , 2020 (as it may be amended or supplemented from time to time, the “Offer Document”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) in connection with the offer (the “Offer”) by Quebec B.V. (the “Bidder”), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands and a wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), to purchase all of the ordinary shares, par value EUR 0.01 per share, including all ancillary rights, in particular the entitlement to profits, existing at the time of settlement of the Offer (the “Shares”), in QIAGEN N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (“QIAGEN”), at a purchase price of EUR 39.00 per Share in cash, less any applicable withholding taxes and without interest (the “Offer Price”), to the holders thereof, upon the terms and subject to the conditions set forth in the Offer Document and the Letter of Transmittal. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Offer Document.
We or our nominees are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender the Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer Document and the Letter of Transmittal.

Please note carefully the following:
1.   The Offer Price is EUR 39.00 per Share, less any applicable withholding taxes and without interest, to the holders thereof, payable in cash. The Offer Price will be converted to U.S. dollars using the simple average of the two (2) WM/Reuters 4:00 p.m. (London time) fixings of the USD/EUR exchange rate on the second (2nd) and third (3rd) day prior to the date of settlement of the Offer. Fluctuations in the Euro to U.S. dollar exchange rate will cause the value of U.S. dollar denominated consideration paid in respect of your Shares to fluctuate accordingly.
2.   The Offer is being made for all issued Shares.
3.   The Offer is being made pursuant to a Business Combination Agreement, dated as of March 3, 2020 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and between Thermo Fisher and QIAGEN. Unless the Offer is earlier terminated, the Acceptance Period will expire at 6:00 p.m., New York local time, on July 27, 2020 (the “end of the Acceptance Period,” unless the Acceptance Period is extended in accordance with the German Securities Acquisition and Takeover Act, in which event “end of the Acceptance Period” will mean the latest time and date at which the Acceptance Period, as so extended, ends). Subject to the terms and conditions set forth in the Business Combination Agreement, the Bidder will, without undue delay following, but in any event within seven (7) German Business Days (as defined in the Offer Document) following, the later of the end of the Additional Acceptance Period (as defined below) or the satisfaction of the Antitrust Clearance Condition (if the Antitrust Clearance Condition has not been previously effectively waived by the Bidder), pay the Offer Price for all Shares validly tendered and not properly withdrawn (the “Settlement”). The Bidder intends to seek a termination of the listing of the Shares on the New York Stock Exchange (the “NYSE”) and the Frankfurt Stock Exchange (the “FSE”) following the Settlement, which delisting may occur as a result of or in connection with a Post-Offer Measure (as defined below), resulting in QIAGEN no longer being a publicly traded company, and the Bidder intends to seek deregistration of the Shares under the Exchange Act, resulting in the cessation of QIAGEN’s reporting obligations with respect to the Shares with the United States Securities and Exchange Commission.
If at the end of the Acceptance Period all of the Offer Conditions, other than the Antitrust Clearance Condition, have been satisfied or previously effectively waived, there will be an additional acceptance period of two (2) weeks after publication of the results of the Offer by the Bidder (the “Additional Acceptance Period”), during which QIAGEN shareholders that have not accepted the Offer within the Acceptance Period can still accept it. Under no circumstance will interest be paid on the Offer Price paid pursuant to the Offer, regardless of any extension of the Acceptance Period, the Additional Acceptance Period or any delay in making payment for Shares.
Following the Settlement, Thermo Fisher intends to implement (or cause to be implemented) certain measures (the “Post-Offer Measures”) if deemed necessary or appropriate by Thermo Fisher in order to complete its acquisition of QIAGEN’s business, operations and assets. The Post-Offer Measures will utilize processes available to Thermo Fisher under Dutch law aimed at strengthening Thermo Fisher’s direct or indirect control over QIAGEN or its assets and business operations.
The Post-Offer Measures may include (a) subject to the adoption of the required Back-End Resolution (as defined below) by QIAGEN shareholders, the exercise by the Bidder Top Up Affiliate (as defined below) of the right to subscribe for and acquire, promptly following the Settlement and in any event on the date of the Settlement, at a price per share equal to the Offer Price, up to such number of new ordinary shares of QIAGEN (the “Maximum Number of Top Up Shares”) such that as a result thereof the aggregate par value of the ordinary shares of QIAGEN held by the Bidder and the Bidder Top Up Affiliate equals 80% of the aggregate issued share capital of QIAGEN at that time plus one (1) ordinary share of QIAGEN (the “Top Up Option”); (b) subject to the adoption of the required Back-End Resolution and the Merger Resolution (as defined below) by QIAGEN shareholders, a triangular legal merger (the “Merger”) of QIAGEN into a Dutch private limited liability company to be fully and indirectly owned by QIAGEN (“QIAGEN Newco Sub”), with the shareholders of QIAGEN at that time receiving in exchange shares of the parent entity of QIAGEN Newco Sub, a Dutch private limited liability company to be fully and directly owned by QIAGEN (“QIAGEN Newco”), followed by a sale and transfer of the shares in QIAGEN Newco Sub by QIAGEN Newco to the Bidder and/or an affiliate of the Bidder (the “Share Transfer”) and a dissolution and liquidation of QIAGEN Newco (the “Newco Liquidation,” and together with the Merger, the Cash Payment (as defined below), the Cash Distribution (as defined below), the QIAGEN Newco Sub Election (as defined below), the Preference Shares Cancellation (as defined below) if applicable, the Share Transfer and the Newco Liquidation, the “Merger and Liquidation”); (c) subject to the adoption of the required Back-End Resolution by QIAGEN shareholders and the failure of the adoption of the Merger Resolution at the Subsequent EGM (as defined below), a sale, assignment and transfer of the business of QIAGEN, including substantially all of the assets and liabilities of QIAGEN, to or by the Bidder (and/or an affiliate of the Bidder) (the “Asset Sale”), followed by the dissolution and liquidation of QIAGEN (the “QIAGEN Liquidation” and, together with the Asset Sale, the “Asset Sale and Liquidation,” and the QIAGEN Liquidation or the Newco Liquidation, as the case may be, referred to as the “Liquidation”); (d) a Compulsory Acquisition (as defined below); or (e) in accordance with applicable law and, where required, subject to the prior approval of the Supervisory Board (as defined below), the implementation of any other restructuring of QIAGEN and its subsidiaries for the purpose of achieving an optimal operational, legal, financial and/or fiscal structure (the “Other Post-Offer Measures”), some of which may have the effect of diluting the shareholding of any shareholders of QIAGEN other than Thermo Fisher and its affiliates (the “Minority Shareholders”). If the Merger and Liquidation, the Asset Sale and Liquidation or the Compulsory Acquisition are consummated, QIAGEN will either become (indirectly) wholly owned by Thermo Fisher or be liquidated with Thermo Fisher (indirectly) becoming the owner of all or substantially all of QIAGEN’s business operations.
In the event of the Merger and Liquidation, (a) immediately after the Merger becoming effective, the Bidder will make a cash payment to QIAGEN Newco Sub (the “Cash Payment”) in an amount equal to (x) the Offer Price multiplied by (y) the total number of Shares held beneficially or of record by the Minority Shareholders minus (z) any cash paid in connection with the exercise of the Top Up Option (the amount obtained by multiplying (x) and (y), the “Cash Distribution Amount”) in exchange for a loan note; (b) immediately after the Merger becoming effective and the Cash Payment having been made, QIAGEN Newco Sub will make a cash distribution to QIAGEN Newco (the “Cash Distribution”) in an amount equal to (i) the Cash Distribution Amount plus (ii) the amount of the distribution in connection with the Preference Shares Cancellation, if applicable; (c) immediately after the Cash Distribution having been made, QIAGEN Newco Sub will make an entity classification election to be treated as a corporation for U.S. federal tax purposes (the “QIAGEN Newco Sub Election”); and (d) if there are any issued preference shares of QIAGEN Newco, QIAGEN Newco will cancel all such preference shares against payment of a distribution to which the holders thereof are entitled pursuant to QIAGEN Newco’s articles of association, immediately after the QIAGEN Newco Sub Election having been made (the “Preference Shares Cancellation”).
If, following the Settlement, the Bidder, alone or together with its affiliates, holds at least 95% of QIAGEN’s aggregate issued and outstanding share capital (geplaatst en uitstaand kapitaal), the Bidder may — but is under no obligation to — commence a compulsory acquisition procedure (uitkoopprocedure) in accordance with section 2:92a or 2:201a of the Dutch Civil Code (the “DCC”) in order to acquire the remaining Shares not tendered (the “Compulsory Acquisition”). QIAGEN shall provide the Bidder with any reasonable assistance as may be required, including, if needed, joining such proceedings as co-claimant or defendant. In the Compulsory Acquisition, the competent Dutch court has sole discretion to determine the per Share price, which may be greater than, equal to or less than the Offer Price. Alternatively, and provided that the statutory conditions are met, the Bidder could opt to commence a takeover buy-out procedure before the competent Dutch court in accordance with section 2:359c of the DCC.
If the Top Up Option has been exercised, Thermo Fisher must implement (or cause to be implemented) the Merger and Liquidation or the Asset Sale and Liquidation, as the case may be. If the Merger and Liquidation or the Asset Sale and Liquidation is implemented, all Minority Shareholders who did not tender their Shares into the Offer will ultimately receive for each Share (in the event of the Asset Sale and Liquidation) or share of QIAGEN Newco (in the event of the Merger and Liquidation) then held, cash in an amount equal to the Offer Price, without any interest being paid on such amount and less any applicable withholding taxes.
The applicable withholding taxes imposed on non-tendering QIAGEN shareholders in respect of any liquidation distribution in connection with the Liquidation or another Post-Offer Measure may be different from, and greater than, the taxes imposed upon such QIAGEN shareholders had they tendered their Shares pursuant to the Offer. QIAGEN shareholders are urged to consult with their tax advisors with regard to the specific tax consequences to them of tendering their shares pursuant to the Offer and, if implemented, the Merger and Liquidation, the Asset Sale and Liquidation, the Compulsory Acquisition or any Other Post-Offer Measures.
It is possible that the Bidder may not be able to, or may elect not to, implement certain or any Post-Offer Measures promptly after the consummation of the Offer, that such Post-Offer Measures may be delayed or that such Post-Offer Measures may not be able to, or may not, take place at all. Any Post-Offer Measure could be the subject of litigation, and a court could delay the Post-Offer Measure or prohibit it from occurring on the terms described in the Offer Document, or from occurring at all. Moreover, even if the Bidder is able to effect any particular Post-Offer Measure, the consideration that QIAGEN shareholders receive therefrom may be different from the consideration that they would have received had they tendered their Shares in the Offer (and they may also be subject to additional taxes).
After careful consideration, the managing board of QIAGEN (the “Managing Board”) and the supervisory board of QIAGEN (the “Supervisory Board,” and, together with the Managing Board, the “QIAGEN Boards”) have, among other things, (a) unanimously determined that, on the terms of and subject to the conditions of the Business Combination Agreement, the Offer, the other Transactions and the related actions as contemplated by the Business Combination Agreement are in the best interest of QIAGEN and its stakeholders (including its shareholders) and (b) unanimously approved the execution and delivery of the Business Combination Agreement by QIAGEN and the performance by QIAGEN of its obligations under the Business Combination Agreement and the consummation of the Transactions, including the Offer.
The QIAGEN Boards unanimously recommend that QIAGEN shareholders accept the Offer and tender their Shares in the Offer. Furthermore, the QIAGEN Boards unanimously recommend that you vote “FOR” each of the resolutions presented for a vote of the QIAGEN shareholders at the general meeting of QIAGEN shareholders (the “GM”).
At the GM, QIAGEN shareholders will be requested to adopt, among others, the following resolutions, effective upon Settlement (except for the resolutions under (d)): (a) (i) the grant of the Top Up Option to Quebec Court B.V., a Dutch private limited liability company and a wholly owned subsidiary of Thermo Fisher (the “Bidder Top Up Affiliate”) and to exclude pre-emption rights that would otherwise arise pursuant to the grant of the Top Up Option, (ii) certain amendments to QIAGEN’s articles of association to ensure that QIAGEN’s authorized share capital will always be sufficient to allow for the issue of up to the Maximum Number of Top Up Shares on the date of the Settlement upon exercise of the Top Up Option, (iii) subject to the Merger Resolution having been adopted at the Subsequent EGM, in accordance with and to the extent required under applicable Law, approval of the resolution of the Managing Board to pursue, and cause QIAGEN Newco to pursue, the Share Transfer and approval of the dissolution of QIAGEN Newco (subject to the Share Transfer having been effected), (iv) subject to the Merger Resolution not having been adopted at the Subsequent EGM, approval of the resolution of the Managing Board to pursue the Asset Sale and resolving, subject to completion of the Asset Sale, to dissolve QIAGEN, appoint the Liquidator, approve reimbursement of the Liquidator's reasonable salary and costs and appoint the Bidder as the custodian of QIAGEN’s books and records following its dissolution (items (a)(i) through (a)(iv), the “Back-End Resolution”); (b) the appointment or reappointment of the persons designated by Thermo Fisher to the Supervisory Board; (c) the acceptance of the resignation of the resigning members of the Supervisory Board and the grant of full and final discharge to such members for their acts of supervision up to the date of the GM; and (d) certain amendments to QIAGEN’s articles of association in connection with the appointment of the members of the Supervisory Board as referred to under (b) and a delisting of the Shares (resolutions (b) and (d), the “Governance Resolutions”). At the Subsequent EGM, QIAGEN shareholders will be requested to vote on (a) the Merger (the “Merger Resolution”) and (b) the Back-End Resolution or the Governance Resolutions, if one or more such resolutions have not been adopted at the GM.
A more complete description of the reasons that the QIAGEN Boards approved the Offer and recommended that QIAGEN shareholders accept the Offer and tender their Shares pursuant to the Offer is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of QIAGEN that QIAGEN is furnishing to QIAGEN shareholders in connection with the Offer.

4. The Offer is subject to certain conditions described in Section 12 — “Offer Conditions” of the Offer Document.
5. Tendering QIAGEN shareholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC (the “Settlement Agent”) will not be obligated to pay brokerage fees or commissions with respect to the purchase of Shares by the Bidder pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.
If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.
You may elect to transfer your Shares to the system maintained by Clearstream Banking AG (“Clearstream”) by instructing us to effect a transfer of such Shares to Clearstream. This transfer must occur prior to tendering such Shares into the Offer. The deadline for tendering Shares into the Offer is the end of the Acceptance Period or the Additional Acceptance Period, as applicable. If you elect to have any of your Shares transferred to Clearstream, you are advised to allow sufficient time for such transfer. Furthermore, if you elect to have any of your Shares transferred to Clearstream, such Shares must be tendered in accordance with the acceptance procedures described in Section 13.1 of the Offer Document applicable to Shares held in Clearstream. Shares that are held in Clearstream and tendered in accordance with the applicable acceptance procedures will be eligible to trade on the regulated market of the FSE (Prime Standard) under ISIN NL0014676538, as further described in Section 13.1.8 of the Offer Document.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the end of the Acceptance Period (or the end of the Additional Acceptance Period, for tenders during the Additional Acceptance Period).
Acceptance of the Offer outside of Germany, the Netherlands and the other member states of the European Union and the European Economic Area, and the United States may be subject to legal restrictions. QIAGEN shareholders who wish to accept the Offer outside of Germany, the Netherlands and the other member states of the European Union and the European Economic Area or the United States and/or who are subject to statutory provisions other than those of Germany, the Netherlands and the other member states of the European Union and the European Economic Area or the United States are advised to inform themselves of the relevant applicable statutory provisions and to comply with them. The Bidder assumes no responsibility for acceptance of the Offer outside of Germany, the Netherlands and the other member states of the European Union and the European Economic Area and the United States being permissible under the relevant applicable statutory provisions. In those jurisdictions where applicable law requires the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Bidder by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Bidder.

INSTRUCTION FORM
With Respect to The Offer to Purchase For Cash
All Shares of
QIAGEN N.V.
at
EUR 39.00 per Share
Pursuant to the Offer Document
published May 18, 2020
by
QUEBEC B.V.
a wholly owned subsidiary of
THERMO FISHER SCIENTIFIC INC.
THE ACCEPTANCE PERIOD COMMENCED ON MAY 18, 2020 AND WILL EXPIRE AT 6:00 P.M. NEW YORK LOCAL TIME, ON JULY 27, 2020, UNLESS THE ACCEPTANCE PERIOD IS EXTENDED OR THE OFFER IS EARLIER TERMINATED.
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer Document, dated May 18, 2020 (as it may be amended or supplemented from time to time, the “Offer Document”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) in connection with the offer (the “Offer”) by Quebec B.V. (the “Bidder”), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands and a wholly owned subsidiary of Thermo Fisher Scientific Inc., a Delaware corporation (“Thermo Fisher”), to purchase all of the ordinary shares, par value EUR 0.01 per share, including all ancillary rights, in particular the entitlement to profits, existing at the time of settlement of the Offer (the “Shares”), in QIAGEN N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (“QIAGEN”), at a purchase price of EUR 39.00 per Share in cash, less any applicable withholding taxes and without interest (the “Offer Price”), to the holders thereof, upon the terms and subject to the conditions set forth in the Offer Document and the Letter of Transmittal. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Offer Document.
If the box “Check here if you instruct us to tender any or all of your Shares into the Offer” is checked, the undersigned hereby instruct(s) you to tender to the Bidder the number of Shares indicated below after “Number of Shares to be Tendered” or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
If the box “Check here if you instruct us to transfer any or all of your Shares to Clearstream” is checked and the box “Check here if you instruct us to tender any or all of your Shares into the Offer” is not checked, the undersigned hereby instruct(s) you to effect a transfer to Clearstream of the number of

Shares indicated below after “Number of Shares to be Transferred to Clearstream” or, if no number is indicated, all Shares held by you for the account of the undersigned.
The undersigned understands and acknowledges that all questions as to the validity, form, eligibility (including time of receipt), and — in case of a tender into the Offer — acceptance for payment of any tender or transfer to Clearstream of Shares will be determined by the Bidder, in its sole discretion, which determination will be final and binding upon the tendering party.
The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the end of the Acceptance Period (as defined in the Offer Document) or, for tenders during the Additional Acceptance Period, prior to the end of the Additional Acceptance Period (as defined in the Offer Document).
Dated:

☐
CHECK HERE IF YOU INSTRUCT US TO TENDER ANY OR ALL OF YOUR SHARES INTO THE OFFER

Number of Shares to be Tendered:
  Shares*

OR

☐
CHECK HERE IF YOU INSTRUCT US TO TRANSFER ANY OR ALL OF YOUR SHARES TO CLEARSTREAM

Number of Shares to be Transferred to Clearstream:
  Shares*
Please complete the below regardless of which instruction is selected above.
Account Number:
Signature(s):
Capacity**:
Name(s):
(Please Print)
Address:
(Number and Street)

(City, State and Zip Code (and Country, if other than U.S.A.))
Area Code and Telephone Number:
Taxpayer Identification Number (Social Security Number or Employer Identification Number):

*
Unless otherwise indicated, you are deemed to have instructed us to tender or transfer, as the case may be, all Shares held by us for your account.

**
Please provide full title if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

Please return this form to the brokerage firm or other nominee maintaining your account.